“Exhibit 99.1”

99¢ ONLY STORES® REPORTS FIRST QUARTER FISCAL 2009 FINANCIAL RESULTS

CITY OF COMMERCE, Calif. – August 7, 2008 - 99¢ Only Stores® (NYSE:NDN) (the “Company”) announces its financial results for the first quarter of fiscal 2009 ended June 28, 2008.

First Quarter Fiscal 2009 versus First Quarter Fiscal 2008:

▪	Net sales increased by 4.1% to $304.9 million; same-store sales decreased 0.5% and, as anticipated, were negatively impacted by the Easter sales shift
▪	Total gross margin decreased by 60 basis points to 38.3%
▪	Product cost decreased by 30 basis points to 58.1% despite rising food and commodity costs and no higher margin Easter sales in Q1 F2009
▪	Shrinkage and scrap expense increased by 80 basis points to 3.4% and other items increased by 10 basis points
▪	SG&A expenses increased 30 basis points to 39.0%
▪	Overall, higher shrinkage, the impact of the Easter sales shift and increased operating costs contributed to a net loss of ($1.5) million, or ($0.02) per diluted share
▪	As previously announced, the Company authorized a share repurchase program of up to $30 million

Eric Schiffer, CEO of 99¢ Only Stores, said, “In the comparison of our first quarter of fiscal 2009 versus our first quarter last year, we faced several major challenges including pressures from rising food and commodity prices, minimum wage increases and higher fuel costs. These significant challenges offset the solid improvements we achieved in several important aspects of our business during the quarter.”

Mr. Schiffer continued, “Despite vendor price increases and comparing against a period last year which included the benefit of higher margin Easter sales, our buying team improved product cost margins by 30 basis points, which underscores the success of our variable pricing initiatives. Our store operations team offset minimum wage increases through store labor productivity improvements. Our distribution and transportation team held their costs flat as a percentage of sales in the face of significantly higher fuel prices, a minimum wage increase and the disruption caused by the racking of our main Commerce distribution center. Additionally, we increased our focus on shrinkage and scrap, and after a significant number of store physical inventories and related analysis, our shrinkage and scrap provision for the first quarter was 3.4%, which is lower than the fourth quarter of fiscal 2008, although higher than the first quarter of last year. We have taken action with certain personnel that we determined were involved in unauthorized removal of our inventory, and we are continuing our investigations.  We remain committed to reducing shrinkage for fiscal 2009 and improving our operating efficiencies across the board.”

Net loss for the first quarter of fiscal 2009 was ($1.5) million, or ($0.02) per diluted share, compared to net profit of $3.0 million, or $0.04 per diluted share, for the first quarter of fiscal 2008.  The Company’s first quarter 2008 results include a one-time discrete tax benefit of $1.4 million, which contributed $0.02 per diluted share to the Company’s bottom line.

Net sales for first quarter of fiscal 2009 were $304.9 million, a 4.1% increase compared to net sales of $293.0 million for the first quarter of fiscal 2008.  Retail sales for the first quarter were $294.7 million, up 4.2% compared to retail sales of $282.9 million in the same period last year.  Same-store sales for the first quarter of fiscal 2009 decreased 0.5% versus the first quarter of fiscal 2008.  Easter was on March 23, 2008, and as a result, the first quarter of fiscal 2009 did not see any benefit from the Easter selling season, whereas last year Easter was on April 8, 2007 and the first quarter of fiscal 2008 included the final eight days of Easter sales.  Excluding the first two weeks of the first quarter of fiscal 2009 that were impacted by the Easter shift and the corresponding first two weeks of the first quarter of fiscal 2008, same-store sales for the remaining period of the first quarter increased 1.7%.

Gross profit for the fiscal 2009 first quarter was $116.9 million, compared to $114.1 million in the first quarter of the prior fiscal year.  The Company's gross profit margin was 38.3% in the fiscal 2009 first quarter versus 38.9% in the first quarter of the prior fiscal year.  Purchasing costs decreased by 30 basis points during the quarter, but this was more than offset by the increase in shrinkage and scrap expense compared to the first quarter of fiscal 2008.  Selling, general and administrative expenses as a percentage of net sales were 39.0%, or $118.8 million, for the first quarter of fiscal 2009, compared to 38.7%, or $113.5 million, in the first quarter of fiscal 2008.  This increase was due primarily to an increase in corporate information technology salaries and related expenses, offset by a one-time gain on a sale of the primary asset of a partnership.

For the first quarter of fiscal 2009, operating cash flow was $5.9 million.  As of June 28, 2008, cash and investments totaled $129.6 million.

Mr. Schiffer continued, “As part of our profit improvement plan, we are constantly evaluating our business and looking for ways to improve our overall profitability.  In July, we substantially completed the racking of our main distribution center, which we believe will increase our productivity and help offset rising minimum wage rates in our distribution operation.  We are maintaining a disciplined store growth plan in markets within our existing distribution network.  Additionally, while we are still finalizing our strategic direction for our Texas operation, we expect to announce our future plans for this market shortly before our Annual Meeting on September 23rd.”

Mr. Schiffer concluded, “Although our sales in the first quarter grew slightly more slowly than anticipated and the challenging macro-economic environment may have impacted our core customers’ discretionary spending, we are pleased that we increased our number of transactions which suggests that traffic is solid and that we are growing our customer base.  Over the past couple of months, we have received a great deal of publicity in the local and national news concerning the exceptional value and quality we provide on basic household items, especially fresh food.  We expect this positive publicity to help generate additional customer traffic during these tough economic times.”

OUTLOOK
Same-store sales were strengthening overall in the last eleven weeks of the first quarter of fiscal 2009 and have continued strengthening in the second quarter. While the Company has been faced with significant additional challenges, its variable pricing, new merchandising programs and improvements in labor productivity and operating efficiency are expected to continue and ultimately help achieve the Company’s long term profit improvement plan.

STORE OPENINGS
The Company opened eight new stores during the first quarter of fiscal 2009, bringing its store count at quarter end to 273 stores.  For fiscal 2009, the Company plans to open approximately 19 new stores.

SHARE REPURCHASE PROGRAM
As previously announced, the Board of Directors of the Company approved a stock repurchase program which allows for the purchase of up to $30 million of the Company’s common stock.

ANNUAL MEETING DATE
The annual meeting will be held on Tuesday, September 23, 2008 in City of Commerce, California.  Further details are provided in the proxy statement for the annual meeting.

CONFERENCE CALL DETAILS

The Company’s conference call to discuss our first quarter and the other matters described in this release is scheduled for today, Thursday, August 7, 2008 at 1:30 p.m. Pacific Time.  Investors interested in participating in the live call can dial (800) 762-8795 from the U.S.  International callers can dial (480) 629-9039.  Please phone in approximately 10 minutes before the call is scheduled to begin and hold for an operator to assist you.  Please inform the operator that you are calling in for 99¢ Only Stores’ First Quarter Fiscal 2009 Earnings Release conference call, and be prepared to provide the operator with your name, company name, and position if requested.  A telephone replay will be available approximately two hours after the call concludes and will be available through Thursday, August 21, 2008, by dialing (800) 406-7325 from the U.S., or (303) 590-3030 from international locations, and entering confirmation code 3904455.

A copy of this press release and any other financial and statistical information about the period to be presented in the conference call will be available prior to the call at the section of the Company’s website entitled “Investor Relations” at www.99only.com.

EXCERPTED INFORMATION FROM THE 10-Q FOR THE QUARTER ENDED JUNE 28, 2008

99¢ ONLY STORES
CONSOLIDATED BALANCE SHEETS
(In thousands, except share data)
	June 28, 2008	March 29, 2008
	(Unaudited)
ASSETS
Current Assets:
Cash	$7,754	$9,462
Short-term investments	72,232	80,393
Accounts receivable, net of allowance for doubtful accounts of $138 and $159 at June 28, 2008 and March 29, 2008, respectively	2,435	2,144
Income taxes receivable	3,382	2,712
Deferred income taxes	29,221	29,221
Inventories, net	149,933	138,167
Assets held for sale	7,521	8,724
Other	4,123	7,217
Total current assets	276,601	278,040
Property and equipment, net	290,979	287,082
Long-term deferred income taxes	28,168	27,906
Long-term investments in marketable securities	49,592	41,852
Deposits and other assets	13,758	14,530
Total assets	$659,098	$649,410

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current Liabilities:
Accounts payable	$32,611	$25,048
Payroll and payroll-related	10,741	10,181
Sales tax	4,685	5,527
Other accrued expenses	19,337	16,511
Workers’ compensation	42,794	42,814
Current portion of capital lease obligation	60	59
Construction loan, current	7,320	7,319
Total current liabilities	117,548	107,459
Deferred rent	10,414	10,663
Deferred compensation liability	4,357	4,213
Capital lease obligation, net of current portion	568	584
Other liabilities	563	—
Total liabilities	133,450	122,919
Commitments and contingencies
Shareholders’ Equity:
Preferred stock, no par value – authorized, 1,000,000 shares; no shares issued or outstanding	—	—
Common stock, no par value – authorized, 200,000,000 shares; issued and outstanding, 70,060,491 shares at June 28, 2008 and 70,060,491 shares at March 29, 2008	229,735	228,673
Retained earnings	296,967	298,478
Other comprehensive (loss) income	(1,054)	(660)
Total shareholders’ equity	525,648	526,491
Total liabilities and shareholders’ equity	$659,098	$649,410

99¢ ONLY STORES
CONSOLIDATED STATEMENTS OF OPERATIONS
(In thousands, except per share data)

	First Quarter Ended
	June 28, 2008	June 30, 2007
Net Sales:
99¢ Only Stores	$294,717	$282,857
Bargain Wholesale	10,207	10,119
Total sales	304,924	292,976

Cost of sales (excluding depreciation and amortization expense shown separately below)	188,044	178,863
Gross profit	116,880	114,113
Selling, general and administrative expenses:
Operating expenses	110,126	105,302
Depreciation and amortization	8,720	8,207
Total selling, general and administrative expenses	118,846	113,509
Operating (loss) income	(1,966)	604
Other (income) expense:
Interest income	(1,132)	(2,008)
Interest expense	213	175
Other	(322)	(23)
Total other (income) expense	(1,241)	(1,856)
(Loss) income before (benefit) for income taxes and minority interest	(725)	2,460
(Benefit) for income taxes	(571)	(504)
Net (loss) income before minority interest	(154)	2,964
Minority interest	(1,357)	—
Net (loss) income	$(1,511)	$2,964
(Loss) earnings per common share:
Basic	$(0.02)	$0.04
Diluted	$(0.02)	$0.04
Weighted average number of common shares outstanding:
Basic	70,060	69,999
Diluted	70,060	70,260

99¢ ONLY STORES
CONSOLIDATED STATEMENTS OF CASH FLOWS
(In thousands, except per share data)

	First Quarter Ended
	June 28, 2008	June 30, 2007
Cash flows from operating activities:
Net (loss) income	$(1,511)	$2,964
Adjustments to reconcile net (loss) income to net cash provided by operating activities:
Depreciation and amortization	8,720	8,207
Loss on disposal of fixed assets	1	—
Gain on sale of partnership asset	(1,542)	—
Minority interest in partnership	1,357	—
Excess tax benefit from share-based payment arrangements	—	(130)
Deferred income taxes	(262)	—
Stock-based compensation expense	1,062	1,280
Tax benefit from exercise of non qualified employee stock options	—	269
Changes in assets and liabilities associated with operating activities:
Accounts receivable	(291)	737
Inventories	(11,764)	(18,514)
Deposits and other assets	3,122	(1,871)
Accounts payable	4,549	13,128
Accrued expenses	3,370	(2,298)
Accrued workers’ compensation	(20)	(300)
Income taxes	(670)	(659)
Deferred rent	(249)	62
Net cash provided by operating activities	5,872	2,875
Cash flows from investing activities:
Purchases of property and equipment	(9,593)	(7,886)
Purchase of investments	(18,091)	(46,111)
Sale of investments	17,900	50,452
Proceeds from sale of partnership asset	2,218	—
Net cash used in investing activities	(7,566)	(3,545)
Cash flows from financing activities:
Payments of capital lease obligation	(15)	(14)
Proceeds from exercise of stock options	—	547
Proceeds from the consolidation of construction loan	1	19
Excess tax benefit from share-based payment arrangements	—	130
Net cash (used in) provided by financing activities	(14)	682
Net (decrease) increase in cash	(1,708)	12
Cash and cash equivalents - beginning of period	9,462	983
Cash and cash equivalents - end of period	$7,754	$995

99¢ ONLY STORES
MANAGEMENT ANALYSIS
(In millions, except per share data)

	Q1 2009		Q1 2008

	$MMs	%	$MMs	%
Revenues

Retail	$294.7		$282.9
Bargain Wholesale	$10.2		$10.1

Total	$304.9	100%	$293.0	100%

Cost of Goods Sold

Purchase Cost	$177.2	58.1%	$171.2	58.4%
Shrink (including scrap)	$10.3	3.4%	$7.5	2.6%
Other	$0.5	0.2%	$0.2	0.1%

Total Cost of Goods Sold	$188.0	61.7%	$178.9	61.1%

Gross Margin	$116.9	38.3%	$114.1	38.9%

Selling, General and Administrative Expenses

Retail Operating	$77.7	25.5%	$73.8	25.2%
Distribution and Transportation	$18.2	6.0%	$17.6	6.0%
Corporate G&A	$14.1	4.6%	$12.0	4.1%
Other (including Stock-based compensation and Minority interest)	$0.1	0.0%	$1.9	0.6%

Operating Expenses	$110.1	36.1%	$105.3	35.9%
Depreciation & Amortization	$8.7	2.9%	$8.2	2.8%

Total Operating Expenses	$118.8	39.0%	$113.5	38.7%

Operating (loss) income	$(1.9)	-0.6%	$0.6	0.2%

Other (Income) Expense	$(1.2)	-0.4%	$(1.9)	-0.6%

(Loss) income before (benefit) for income taxes and minority interest	$(0.7)	-0.2%	$2.5	0.9%

(Benefit) for Income Taxes	$(0.6)	-0.2%	$(0.5)	-0.2%

Net (loss) income before minority interest	$(0.1)	0.0%	$3.0	1.0%

Minority Interest	$(1.4)	-0.5%	-

Net (loss) income	$(1.5)	-0.5%	$3.0	1.0%

EPS

Basic	(0.02)		0.04
Diluted	(0.02)		0.04

Shares Outstanding

Basic	70,060		69,999
Diluted	70,060		70,260

*           *           *           *           *

99¢ Only Stores®, the nation's oldest existing one-price retailer, operates 275 extreme value retail stores with 192 in California, 48 in Texas, 24 in Arizona and 11 in Nevada, and also operates a wholesale division, Bargain Wholesale. The Company's next store is scheduled to open on August 21st in Redondo Beach, California. 99¢ Only Stores® emphasizes quality name-brand consumables, priced at an excellent value, in convenient, attractively merchandised stores. The Company’s New York Stock Exchange symbol is NDN.

We have included statements in this release that constitute "forward-looking statements" within the meaning of Section 21E of the Securities Exchange Act and Section 27A of the Securities Act. The words "expect," "estimate," "anticipate," "predict," "believe," “intend” and similar expressions and variations thereof are intended to identify forward-looking statements. Such statements appear in this release and include statements regarding the intent, belief or current expectations of the Company, its directors or officers with respect to, among other things, trends affecting the financial condition or results of operations of the Company, the business and growth strategies of the Company, the results of our initiatives to address shrink, and the results of the Company’s operational and other improvements, including pursuant to the Company’s profit improvement plan. The shareholders of the Company and other readers are cautioned not to put undue reliance on such forward-looking statements. Such forward-looking statements are not guarantees of future performance and involve risks and uncertainties, and actual results may differ materially from those projected in this release for the reasons, among others, discussed in the reports and other documents the Company files from time to time with the Securities and Exchange Commission, including the risk factors contained in the Section – “Management’s Discussion and Analysis of Financial Condition and Results of Operations” of the Company’s Annual Reports on Form 10-K and Quarterly Reports on Form 10-Q. The Company undertakes no obligation to publicly revise these forward-looking statements to reflect events or circumstances that arise after the date hereof.

Note to Editors: 99¢ Only Stores® news releases and information available on the World Wide Web at http://www.99only.com.  Contact Rob Kautz, EVP & CFO, 323-881-1293.